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Exhibit 99.1

[LOGO OF VWR INTERNATIONAL]

Contact: Steven Josselson
Chris Tofalli
Broadgate Consultants, Inc.
(212) 232-2222 Phone

For Immediate Release

Parent of VWR International to Sell Senior Discount Notes

        WEST CHESTER, PA, December 8, 2004—CDRV Investors, Inc., a parent company that indirectly owns all of the outstanding capital stock of VWR International, Inc., today announced that it is selling Senior Discount Notes with a 9 5/8% coupon, due 2015 that are expected to yield approximately $300 million in proceeds to CDRV Investors, Inc. The sale is expected to close in mid-December 2004, subject to customary closing conditions. The proceeds of the sale will be applied to make a dividend distribution to the stockholders of CDRV Investors, Inc., and to pay expenses relating to the sale and the distribution. The Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

About VWR International, Inc.

        VWR International is a global leader in the distribution of scientific supplies, with worldwide sales last year of $2.8 billion. VWR International's business is highly diversified across a spectrum of products and services, customer groups and geography. The company offers more than 750,000 products, from more than 5,000 manufacturers, to over 250,000 customers throughout North America and Europe. VWR International's primary customers work in the pharmaceutical, life science, chemical, technology, food processing and consumer product industries. Other important customers include universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools. VWR International affiliates operate in 18 countries and employ nearly 6,000 people. The company's mission is to deliver excellence in the distribution of scientific supplies. The VWR International Group is headquartered in West Chester, Pennsylvania. For more information, visit www.vwr.com.

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  Exhibit 99.1
  Contact: Steven Josselson Chris Tofalli Broadgate Consultants, Inc. (212) 232-2222 Phone